SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

NASH-FINCH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the Annual Meeting of Stockholders
Company Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435
May 16, 2006

The 2006 Annual Meeting of Stockholders of Nash-Finch Company will be held on Tuesday, May 16, 2006, at 10:00 a.m., Central Daylight Time, at the address shown above for the following purposes:

1.	To elect two individuals to serve as directors for three-year terms; and

2.	To transact such other business as may properly come before the meeting.

Only stockholders of record as shown on the books of Nash Finch as of the close of business on March 17, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders are entitled to one vote for each share held of record at that time.

Nash Finch’s proxy statement is attached to this notice. Financial and other information about Nash Finch is contained in its annual report on Form 10-K for the fiscal year ended December 31, 2005.

By Order Of the Board of Directors

John A. Haveman
Assistant Secretary

Minneapolis, Minnesota
March 23, 2006

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail as soon as possible to ensure that a quorum is present at the meeting. For additional instructions on voting by telephone or the Internet, please refer to the following page or to your proxy card. To vote and submit your proxy by mail, please complete, sign and date the enclosed proxy card and return it in the envelope provided. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them on voting your shares.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

If you are a shareholder of record, your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Voting by telephone or by the Internet saves us administrative and postage costs.

Vote by Phone — Toll Free — 1-800-560-1965 — Quick, Easy, Immediate

•	Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon, Central Daylight Time, on May 15, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

Vote by Internet — http://www.eproxy.com/nafc/ — Quick, Easy, Immediate

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon, Central Daylight Time, on May 15, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Vote by Mail

•	Mark your voting choices on the proxy card, sign it and date it.

•	Return the proxy card in the postage-paid envelope we’ve provided, or send it to Nash Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or via the Internet. If you provide specific voting instructions by mail, telephone or the internet, your broker or nominee will vote your shares as you have directed.

7600 France Avenue South
Minneapolis, Minnesota 55435
(952) 832-0534

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2006

INTRODUCTION

The Board of Directors of Nash Finch Company solicits your proxy for use at the Annual Meeting of Stockholders to be held Tuesday, May 16, 2006, at 10:00 a.m., Central Daylight Time, at the Company’s headquarters at the address shown above, and at any adjournment or adjournments thereof. A proxy card is enclosed. Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in such proxy.

Whether you have voted by telephone, the Internet or mail, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Secretary of Nash Finch;

•	voting by Internet or telephone at a later time;

•	submitting a properly signed proxy card with a later date; or

•	voting in person at the Annual Meeting.

A stockholder who attends the Annual Meeting need not revoke his or her proxy card and vote in person, unless he or she wishes to do so.

This proxy statement is first being mailed to our stockholders on or about March 31, 2006.

PURPOSE OF THE ANNUAL MEETING

We will conduct the following business at the Annual Meeting:

1. Elect two individuals to serve as directors for three-year terms; and

2. Such other business as may properly come before the Annual Meeting.

VOTING PROCEDURES

Quorum Requirement

The close of business on Friday, March 17, 2006 has been fixed by our Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. On March 17, 2006, we had outstanding 13,327,928 shares of our common stock, par value $1.66 2/3 per share. Each share of our common stock entitles the holder to one vote at the Annual Meeting, and no cumulative voting is allowed. A majority of the total shares of common stock issued and outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting for purposes of determining a quorum if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card or voted over the telephone or the Internet on a timely basis.

If you vote in person at the meeting or submit a proxy (by telephone, the Internet or mail), your shares will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, even if you withhold votes from director nominees, or abstain or fail to vote on particular matters, or if a “broker non-vote” (described below) occurs on a particular matter.

Vote Required and Voting Process

The election of the directors requires the affirmative vote of a majority of the total shares of our common stock present at the meeting (whether in person or by proxy) and entitled to vote on the election of directors. Stockholders may vote for all nominees for director, or withhold authority to vote for some or all nominees. Shares for which votes are withheld on the election of any director will have the same effect as a vote against that director.

The individuals named as proxies on your proxy card will vote your shares as you direct on your proxy card. If you do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, you will have provided the named proxies with discretionary authority to vote, and they will vote your shares (i) FOR the election of all director nominees and (ii) according to their best judgment with respect to any other matter which may properly come before the Annual Meeting, or any adjournment of the meeting. This includes any matter as to which we did not receive advance notice on or before February 13, 2006.

If your shares are held in a brokerage account in your broker’s name (“street name”) and you do not provide specific voting instructions to your broker, your broker may vote your shares on proposals where it has discretionary authority to vote, such as the proposal to elect directors, but not on proposals where it does not have discretionary authority to vote. In the latter situation, a “broker non-vote” occurs. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Nomination

Our Restated Certificate of Incorporation and Bylaws provide that the Board of Directors will consist of not less than nine or more than seventeen members, as determined from time to time by the Board, divided into three classes that are as nearly equal in size as possible. The term of each class of directors is three years, and the term of one class expires each year.

The terms of three current members of the Board, Jerry L. Ford, Robert L. Bagby and Richard A. Fisher, will expire at the Annual Meeting. Messrs. Ford and Bagby have been nominated by the Board for re-election for three-year terms ending at the 2009 Annual Meeting of Stockholders. Mr. Fisher is not standing for re-election in accordance with the Company’s retirement policy for non-employee directors. Mr. Ford was previously elected to the Board by the stockholders of Nash Finch, while Mr. Bagby was elected as a director by the Board in November 2005. Laura Stein, who had been a member of the Board since February 2001, resigned from the Board effective December 31, 2005, because of competing demands on her time. Ron Marshall, who had been Chief Executive Officer and a director of the Company since June 1998, resigned from both those positions effective February 14, 2006. The terms of the remaining seven current members of the Board of Directors will expire as indicated below.

The size of the Board is currently set at twelve members, with two vacancies as the result of the resignations described above. Prior to the Annual Meeting, the Board expects to fill the vacancy created by Mr. Marshall’s resignation with his permanent successor as Chief Executive Officer. The Board has also determined that the size of the Board will be reduced to ten directors effective the date of Annual Meeting.

The affirmative vote of a majority of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the two nominees. It is the intention of the persons named in the enclosed proxy card to vote such proxy for the election of the two nominees named in the proxy card, unless otherwise directed by the stockholder. The Board of Directors recommends a vote FOR the election of each of the nominees. While the Board has no reason to believe that any of the persons named will not be available as a candidate, if such a situation arises, the proxy will be voted to elect such other person as determined in the discretion of the proxies named on the enclosed proxy card. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Information About Directors and Nominees

The following information as of March 10, 2006 is provided concerning the two nominees for election as directors of Nash Finch, and the other directors presently serving as directors of Nash Finch but not standing for election at the Annual Meeting.

Class B director nominees for three-year terms expiring in 2009:

Robert L. Bagby Director since 2005 Age 62	Mr. Bagby has been Chairman of the Board and Chief Executive Officer of A.G. Edwards, Inc. and its wholly-owned subsidiary A.G. Edwards & Sons, Inc., a full-service national brokerage firm, since March 2001. He previously served as Vice Chairman of both A.G. Edwards and A.G. Edwards & Sons from 1996 to March 2001, and has been employed by A.G. Edwards & Sons since 1975.

Jerry L. Ford Director since 1997 Age 65	Mr. Ford has been an independent business consultant since March 2000. Mr. Ford previously served as the Chief Development Officer of Jetways, Inc., a business aircraft management firm, from April 1, 1999 through March 2000; as a consultant to Jetways, Inc. from November 1, 1998 until March 31, 1999; and as Executive Vice President and Chief Operating Officer for Comdisco Network Services, a division of Comdisco, Inc., a computer network implementation and management firm, from June 30, 1994 until April 15, 1998. He also served in various management and officer positions with The Pillsbury Company and General Mills, Inc.

Class C directors not standing for election this year whose terms expire in 2008:

Carole F. Bitter, Ph.D., MBA Director since 1993 Age 60	Dr. Bitter has served as the President and Chief Executive Officer of Harold Friedman, Inc., an operator of retail supermarkets, since 1976.

John H. Grunewald Director since 1992 Age 69	Mr. Grunewald retired in January 1997 as Executive Vice President, Finance and Administration of Polaris Industries, Inc., a manufacturer of recreational equipment, a position he had held since September 1993. Mr. Grunewald serves as a director of Renaissance Learning, Inc., a provider of learning information systems software, and has received the Certificate of Director Education from the National Association of Corporate Directors.

Douglas A. Hacker Director since 2005 Age 50	Mr. Hacker has served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, since December 2002. Prior to his current position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. In December 2002, UAL Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code, and emerged from bankruptcy on February 1, 2006. Mr. Hacker also serves as a director or trustee of a series of open-end and closed-end investment companies that are part of the Columbia family of mutual funds.

William R. Voss Director since 1998 Age 52	Mr. Voss has served as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm, for more than five years. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor, as Chief Executive Officer of McCain Foods, Inc. and as President of Pilgrims Pride Corporation. He also served as a principal with Booz, Allen & Hamilton management consultants.

William H. Weintraub Director since 2002 Age 63	Mr. Weintraub is currently an adjunct professor in the School of Journalism and Mass Communications at the University of Colorado at Boulder. He is also a frequent guest lecturer at several other universities and is Executive-in-Residence at the University of Colorado’s Leeds School of Business. He was the Senior Vice President of Marketing of the Coors Brewing Company from 1993 to 2002. His professional career also includes 15 years at Procter & Gamble Company, as well as chief marketing officer positions at Kellogg Company and Tropicana, Inc.

Class A directors not standing for election this year whose terms expire in 2007:

Mickey P. Foret Director since 2005 Age 60	Mr. Foret has been President of Aviation Consultants, LLP, which provides consulting services to commercial airlines, since December 2002. Mr. Foret previously served as Executive Vice President and Chief Financial Officer of Northwest Airlines from September 1998 to September 2002. Mr. Foret also serves as a director of ADC Telecommunications, Inc., a supplier of communications infrastructure solutions, and URS Corporation, an engineering design services firm.

Allister P. Graham Director since 1992 Chairman since 2000 Age 69	Mr. Graham has been Chairman of Company’s Board since May 2000, and was appointed interim Chief Executive Officer of the Company in February 2006. Mr. Graham retired in September 1998 as the Chief Executive Officer of The Oshawa Group Limited, a food distributor in Canada, a position he held for more than five years, and retired in February 1999 as the Chairman and a director of The Oshawa Group. Mr. Graham also serves as a director of Manulife Financial Corporation, a provider of financial protection and wealth management products, and as a trustee of Associated Brands Income Fund, a manufacturer and supplier of private label dry blend food and household products.

Information About the Board of Directors and Its Committees

The Board has three standing committees, each of which is composed exclusively of independent directors, as determined by the Board, and operates under a written charter adopted by the Board setting forth its purpose, authority and responsibilities. A current copy of each committee’s charter can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Board has also determined that all five members of the Audit Committee, Robert L. Bagby, Mickey P. Foret, John H. Grunewald, Douglas A. Hacker and William R. Voss, are “audit committee financial experts” within the meaning of that term as defined in Item 401(h) of the SEC’s Regulation S-K. The principal functions of the committees are described below.

Audit Committee

•	Assists the Board in its general oversight of the Company’s accounting and financial reporting processes, financial and disclosure controls and compliance processes, and of the independent audits of the Company’s financial statements.

•	Selects the firm to be appointed as Nash Finch’s independent auditor, and evaluates its qualifications, performance and independence.

•	Reviews and approves the scope of the annual independent audit and internal audit program.

•	Reviews and discusses with management and the independent auditor accounting and audit principles and practices and the adequacy and effectiveness of accounting and financial controls.

•	Gives prior approval to all audit and non-audit services performed by independent auditor.

•	Meets independently with internal audit and the independent auditor to discuss the results of their examinations.

•	Reviews with management and the independent auditor the periodic reports to be filed by Nash Finch with the SEC.

Corporate Governance Committee

•	Considers and recommends to the Board the size of the Board, nominees for election as director (including those recommended by stockholders), nominees for appointment to standing Board committees and policies relating to the functions of such committees.

•	Considers and recommends to the Board proposals regarding director compensation.

•	Implements and monitors the Board’s governance guidelines and recommends to the Board any modifications to the guidelines.

•	Conducts an annual evaluation of overall Board performance and its governance processes and periodic evaluations of individual directors.

•	Reviews succession planning for critical, senior management positions, including the CEO position, and annually assesses the performance and effectiveness of the CEO.

Compensation Committee

•	Reviews and approves salaries and incentive plan goals and awards for corporate and operating officers, and in doing so for the CEO considers the results of the assessment conducted by the Corporate Governance Committee.

•	Oversees and administers the Company’s incentive compensation, deferred compensation, profit sharing, equity-based compensation and supplemental retirement plans for employees, including approval of equity-based compensation awards for corporate and operating officers.

•	Considers and recommends to the Board nominees for election as corporate and operating officers.

•	Reviews the Company’s compensation structure for executive and management employees, and submits to the Board recommendations regarding changes, including new or revised compensation plans.

•	Reviews and monitors compliance with officer and director stock ownership guidelines.

The following table summarizes the current membership of the Board and each of its standing committees, as well as the number of times the Board and each committee met during the fiscal year ended December 31, 2005:

Corporate
	Board of	Audit	Compensation	Governance
	Directors	Committee	Committee	Committee

Robert L. Bagby	X	X	X
Carole F. Bitter	X		X	X
Richard A. Fisher	X			X
Jerry L. Ford	X		Chairman	X
Mickey P. Foret	X	X	X
Allister P. Graham	Chairman
John H. Grunewald	X	X		X
Douglas A. Hacker	X	Chairman
William R. Voss	X	X		Chairman
William H. Weintraub	X		X	X
Number of fiscal 2005 meetings	9	9	7	4

Each director attended at least 88% of the meetings of the Board and Board committees on which the director served that were held during fiscal 2005 or that portion of fiscal 2005 during which that individual was a director.

Compensation of Directors

Directors who are not employees are compensated for serving as directors of Nash Finch, and these individuals are also reimbursed for out-of-pocket traveling expenses incurred in attending Board and committee meetings.

2005 Compensation.  The following table summarizes compensation provided to each non-employee director for services provided during 2005:

				All Other
		Fees Earned or Paid	Stock-based	Compensation
Name	Total ($)	in Cash ($)(1)	Awards ($)(2)	($)(3)

Robert L. Bagby(4)	$5,750	$5,750	$—	$—
Carole F. Bitter	116,046	63,500	30,000	22,546
Richard A. Fisher	84,830	53,238	30,000	1,592
Jerry L. Ford	107,234	68,500	30,000	8,734
Mickey P. Foret(5)	68,883	38,425	30,000	458
Allister P. Graham	227,678	166,554	30,000	31,124
John H. Grunewald	100,331	57,250	30,000	13,081
Douglas A. Hacker(5)	79,050	48,592	30,000	458
Laura Stein(6)	92,824	53,500	30,000	9,324
William R. Voss	125,962	78,791	30,000	17,171
William H. Weintraub	85,346	49,500	30,000	5,846

(1)	Fees earned or paid in cash included the following components:

Compensation Component	Amount

Annual Board and committee retainer	$30,000
Annual Board chairman retainer	$90,000
Annual committee chairman retainer	Audit — $10,000
Others — $5,000
Board meeting fee	$1,500
Committee meeting fee	$1,250

Directors may elect to defer receipt of some or all of these amounts in accordance with the Director Deferred Compensation Plan described below.

(2)	Represents the value of restricted stock units awarded to each non-employee director immediately following each annual meeting of stockholders of Nash Finch. The number of restricted stock units awarded to each director is determined by dividing $30,000 by the fair market value of a share of Nash Finch common stock on the date the restricted stock units are awarded.

(3)	Consists of earnings during 2005 on compensation the receipt of which has been deferred, as well as the value of dividend equivalents credited to each director’s restricted stock unit account.

(4)	Mr. Bagby was elected to the Board on November 9, 2005.

(5)	Mr. Foret and Mr. Hacker were elected to the Board on May 10, 2005.

(6)	Ms. Stein resigned from the Board effective December 31, 2005.

Restricted Stock Units.  Restricted stock units, which are a form of performance units authorized under the Nash Finch 2000 Stock Incentive Plan, will vest six months after they are granted (subject to earlier vesting in the event of a director’s death or disability or a change in control of Nash Finch). Settlement of restricted stock units will occur six months after termination of service as a director. Restricted stock units may be settled only in shares of Nash Finch common stock, with one share of stock issued for each restricted stock unit held. Settlement of restricted stock units will be accelerated upon a change in control of Nash Finch, unless a director waives the right to such acceleration. Restricted stock unit account balances are credited with additional units representing the deemed reinvestment of dividend equivalents.

Deferred Compensation.  Non-employee directors have been permitted to defer the receipt of their cash and stock compensation for 2004 and previous calendar years pursuant to the 1997 Non-Employee Director Stock Compensation Plan (“1997 Plan”), and are permitted to defer the receipt of their cash compensation for 2005 and subsequent calendar years pursuant to the Director Deferred Compensation Plan. The Director Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the 1997 Plan as of December 31, 2004. Each plan generally permits a participant to annually defer all or a portion of his or her cash compensation for service as a director of the Company, and have the amount deferred credited to either a cash account, the balance of which fluctuates with the performance of investment funds in which the amounts are deemed invested, or a share account in which amounts deferred are converted to share units, each of which represents the right to receive one share of Nash Finch common stock. The amounts deferred are payable upon termination of service as a director, with amounts deferred to the cash account payable only in cash and amounts deferred to the share account payable only in stock. The Company has established a benefits protection trust to serve as the source of funds and securities to satisfy the Company’s deferred compensation obligations to directors under these plans, and is funding the trust at a level equal to the amount of such obligations.

Changes in Director Compensation for 2006.  In February 2006, the Corporate Governance Committee, after having retained and received the report of an independent compensation consultant, recommended to the Board certain changes in the cash and equity compensation structure for non-employee directors for calendar year 2006. The Board approved the recommended changes, which became effective as of January 1, 2006. The following table compares the elements of non-employee director cash and equity compensation for 2005 and 2006:

Compensation Component	2005 Compensation Program	2006 Compensation Program

Annual Board and committee retainer	$30,000	$50,000
Annual Board chairman retainer	$90,000	$150,000
Annual committee chairman retainer	Audit — $10,000 Compensation & Corporate Governance — $5,000	Audit & Compensation — $10,000 Corporate Governance — $5,000
Board meeting fee	$1,500 (in person and telephonic)	In person — $1,500 Telephonic — $750
Committee meeting fee	$1,250 (in person and telephonic)	In person — $1,250 Telephonic — $625
Restricted stock units	Annual grant with face value of $30,000	Annual grant with face value of $45,000
Deferred Compensation	May voluntarily defer receipt of any or all cash compensation	No change

Compensation for Interim Chief Executive Officer.  In February 2006, the Compensation Committee approved the compensation arrangements for Allister P. Graham, Board Chairman, during the period that he will additionally serve as the interim Chief Executive Officer of Nash Finch. During that period, Mr. Graham will continue to receive the compensation that would otherwise be provided to the non-employee Board Chairman as described above, and will additionally receive weekly payments of $17,308, which correspond to an annual compensation rate of $900,000. During this period, Mr. Graham will not participate in any other executive compensation or benefit programs provided by Nash Finch, but will be provided the opportunity to defer receipt of this additional compensation under the applicable Nash Finch deferred compensation plan.

CORPORATE GOVERNANCE

Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” Consistent with the Guidelines:

•	Independent Directors. All of the members of the Board except for Mr. Graham, the Chairman and interim Chief Executive Officer, have been determined by the Board to be “independent directors” as the term is defined in Rule 4200(a)(15) of the Nasdaq Stock Market.

•	Independent Chairman and Lead Independent Director. The Guidelines provide that if at any time the chairman of the Board is not an independent director, one of the independent directors shall be designated by the Board as the lead independent director to chair executive sessions of the independent directors, set Board agendas with the Board Chairman, and perform such other functions as the Board may specify from time to time. In connection with Mr. Graham’s appointment as interim Chief Executive Officer, Mr. William R. Voss was appointed lead independent director.

•	Committee Composition. All committees of the Board are composed exclusively of independent directors.

•	Committee Charters. Each committee operates under a Board-approved charter setting forth the purpose, authority and duties of the committee. Copies of these charters can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Executive Sessions of Independent Directors. Each regularly scheduled Board or committee meeting will include an executive session of the independent directors without management present.

•	Access to Outside Advisors. The Board and its committees may retain independent outside financial, legal, compensation or other advisors as they deem necessary or advisable.

•	Assessing Board and Committee Performance. Annual evaluations of the performance and effectiveness of the Board and each committee are conducted.

•	Code of Business Conduct. The Board has adopted a Code of Business Conduct applicable to Nash Finch directors and employees generally, as well as a Code of Ethics for Senior Financial Management applicable to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. Copies of these Codes can be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.”

•	Share Ownership by Directors. Directors are expected, within three years of joining the Board, to accumulate Nash Finch stock whose value is at least five times the amount of the annual retainer.

•	Director Attendance at Annual Stockholders Meetings. Directors are expected to make every reasonable effort to attend the annual meetings of the stockholders of Nash Finch. All directors attended the 2005 annual meeting of stockholders.

Director Candidates

The Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management. The Corporate Governance Committee may retain a third-party executive search firm to identify and assist in evaluating candidates. Nash Finch stockholders may also recommend individuals for the Corporate Governance Committee to consider as potential director candidates by submitting a written recommendation to the Secretary, Nash Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Recommendations from stockholders must be received by the Secretary on or before

October 1 of any year in order to be considered by the Corporate Governance Committee for possible nomination at the Nash Finch annual meeting of stockholders the following year. Any recommendation must include:

•	sufficient biographical information concerning the recommended individual for the Committee to consider, including employment and educational background, other board and committee memberships, and any relationships that might affect a determination by the Board that the individual would be considered independent;

•	a written consent signed by the recommended individual by which he or she agrees to stand for election if nominated by the Board and to serve if elected by the stockholders; and

•	the name and address of the stockholder submitting the recommendation, the number of shares of Nash Finch common stock held of record and beneficially by the stockholder, and the name in which such shares are registered on the stock transfer records of Nash Finch.

The Corporate Governance Committee may require that the recommended individual furnish additional information if necessary to assist the Committee in assessing the qualifications of that individual to serve as a director.

When evaluating candidates and determining whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Corporate Governance Committee will apply the criteria set forth in Nash Finch’s Corporate Governance Guidelines. These criteria include the breadth and depth of relevant business and board experience, judgment and integrity, reputation in one’s profession, ability to devote sufficient time to Board responsibilities, commitment to serving on the Board for an extended period of time, diversity of background, education, leadership ability, concern for the interests of stockholders and relevant regulatory guidelines. Consideration of a candidate is made in the context of an assessment of the perceived needs of the Board and its committees at the particular point in time, and no specific weights are assigned to particular criteria. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board and its committees to fulfill their responsibilities.

Communications from Stockholders

Stockholders who wish to communicate with the Board may do so by writing to the Board or a particular director. Such communications should be addressed to the Board of Directors or a particular director c/o Secretary, Nash Finch Company, 7600 France Avenue South, Minneapolis, MN 55435. Each communication will initially be received and processed by the Secretary of Nash Finch, who will then refer the communication to the appropriate Board member (either the director named in the communication, the Chairman of the Board committee having authority over the matter raised in the communication, or the Chairman of the Board in all other cases). The director to whom a communication is referred will determine, in consultation with Company counsel, whether a copy or summary of the communication will be provided to the other directors. The Board will respond to communications if and as appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 10, 2006 for each stockholder who we know owns beneficially more than five percent of the outstanding shares of common stock on that date.

Name and Address of			Percent of
the Beneficial Owner	Amount		Class (a)

Barclay’s Global Investors, N.A.	1,722,752	(b)	12.9%
Barclay’s Global Fund Advisors
45 Fremont Street San Francisco, CA 94105
T. Rowe Price Associates, Inc.	984,400	(c)	7.4%
100 E. Pratt Street Baltimore, MD 21202
Putnam, LLC d/b/a Putnam Investments	912,487	(d)	6.9%
One Post Office Square Boston, MA 02109
Dimensional Fund Advisors, Inc.	900,030	(e)	6.8%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Goldman Sachs Asset Management, L.P.	819,733	(f)	6.2%
32 Old Slip New York, NY 10005

(a)	Based upon 13,318,885 shares of common stock outstanding as of March 10, 2006.

(b)	The amount of shares is based upon a Schedule 13G dated January 31, 2006 reporting beneficial ownership as of December 31, 2005. Barclay’s Global Investors, N.A. reported that it has sole voting power over 1,299,495 shares and sole investment power over 1,400,793 shares. Barclay’s Global Fund Advisors reported that it has sole voting power over 320,966 shares and sole investment power over 321,959 shares. All such shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(c)	The amount of shares is based upon a Schedule 13G dated February 14, 2006 reporting beneficial ownership as of December 31, 2005. T. Rowe Price Associates, Inc. (“Price Associates”) reported that it has sole voting power over 354,400 shares and sole investment power over 984,400 shares. These shares are owned by various individual and institutional investors for whom Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities, but Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(d)	The amount of shares is based upon a Schedule 13G dated February 3, 2006 reporting beneficial ownership as of December 31, 2005. Putnam, LLC reported that it is the parent company of Putnam Investment Management, LLC, a registered investment adviser to the Putnam family of mutual funds that has shared investment power over 697,651 shares, and The Putnam Advisory Company, LLC, a registered investment adviser to Putnam’s institutional clients that has shared voting power over 104,454 shares and shared investment power over 214,836 shares. Putnam, LLC and its parent, Marsh & McLennan Companies, Inc., have stated that the filing of the Schedule 13G should not be deemed an admission by either that it is a beneficial owner of any securities covered by the Schedule 13G.

(e)	The amount of shares is based upon a Schedule 13G dated February 1, 2006 reporting beneficial ownership as of December 31, 2005. Dimensional Fund Advisors, Inc. (“DFA”) reported that it is an investment advisor or manager for certain investment companies, group trusts and separate accounts (“funds”), and as such possesses sole voting and investment power over the 900,030 Nash Finch shares that are owned by such funds. None of these funds, to the knowledge of DFA, owns more than 5% of the class. DFA disclaims beneficial ownership of such securities.

(f)	The amount of shares is based upon a Schedule 13G dated January 31, 2006 reporting beneficial ownership as of December 31, 2005. Goldman Sachs Asset Management, L.P. (“GSAM”) reported that it has sole voting power over 749,063 shares and sole investment power over 819,733 shares. GSAM, an investment advisor, disclaims beneficial ownership of any securities managed on its behalf by third parties.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information regarding beneficial ownership of our common stock by (1) each of our directors and nominees for director, including our interim Chief Executive Officer, (2) the five executive officers as of December 31, 2005 who are named in the Summary Compensation Table below, and (3) all of our directors and executive officers (including those named in the Summary Compensation Table who left the Company after December 31, 2005) as a group. Information is presented as of March 10, 2006 except where otherwise noted.

For purposes of this table, the number of shares of common stock beneficially owned by each person includes (a) shares of common stock owned directly or indirectly, (b) shares of common stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from March 10, 2006, and (c) shares of common stock that the person would have the right to acquire upon settlement of share units if the person’s service as a director or executive officer were to end within 60 days from March 10, 2006.

We have also included in the table the target number of performance units awarded to executive officers under the Long-Term Incentive Program described on page 16. Although the shares for which these units may be settled are not considered beneficially owned by the respective individuals, the units are presented here as additional information because they represent an economic interest of the individuals in the Company’s common stock.

Except as indicated in the footnotes to this table, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them.

				Total
	Common	Exercisable		Beneficially	Performance	Total Stock
Name of Beneficial Owner	Shares	Options	Share Units(a)	Owned(b)	Units(c)	Interest(d)

Robert L. Bagby	8,000	—	—	8,000	—	8,000
Carole F. Bitter(e)	7,000	12,500	30,067	49,567	—	49,567
Richard A. Fisher(f)	1,400	1,500	2,560	5,460	—	5,460
Jerry L. Ford(g)	14,000	5,000	10,802	29,802	—	29,802
Mickey P. Foret	—	—	858	858	—	858
Allister P. Graham	20,000	—	50,270	70,270	—	70,270
John H. Grunewald(h)	10,000	5,000	19,807	34,807	—	34,807
Douglas A. Hacker	2,500	—	858	3,358	—	3,358
William R. Voss	9,543	5,000	22,268	36,811	—	36,811
William H. Weintraub	1,500	5,000	4,918	11,418	—	11,418
Bruce A. Cross	16,426	—	3,667	20,093	21,194	41,287
Joe R. Eulberg(i)	510	15,000	—	15,510	14,932	30,442
Jeffrey E. Poore	2,914	—	—	2,914	14,932	17,846
Ron Marshall(j)	68,200	—	—	68,200	—	68,200
Kathleen E. McDermott(k)	3,765	24,000	—	27,765	—	27,765
All Directors and Executive Officers as a Group (18 persons)(l)	184,180	99,200	146,075	429,455	87,054	516,509

(a)	For directors, the number shown represents both share units and restricted stock (performance) units that are payable in shares of Nash Finch common stock following termination of service on the Board under the 1997 Non-Employee Director Stock Compensation Plan, the Director Deferred Compensation Plan and the 2000 Stock Incentive Plan. For Mr. Cross, the number shown represents the number of shares that may be issued upon settlement of 50% of a 2001 performance unit award granted to him under the 2000 Stock Incentive Plan. His award agreement specifies that 50% of the total performance units will be forfeited if he voluntarily terminates employment with the Company before reaching age 60. As of March 10, 2006, the total performance units held by Mr. Cross were 7,334. This award is described on page 19.

(b)	All holdings represent less than 1% of the outstanding shares common stock, except for the 429,455 shares beneficially owned by the directors and executive officers as a group, which represents 3.2% of the 13,318,885 common shares outstanding as of March 10, 2006.

(c)	Target number of performance units awarded under the Company’s Long-Term Incentive Program and 2000 Stock Incentive Plan. These units will vest and be settled (in shares of the Company’s common stock, in cash in an amount equal to the market value of such shares, or in a combination of cash and shares) if and to the degree the Company achieves specified performance goals over a three-year performance period. Actual payouts could range from 0 to 200% of the target amount.

(d)	Equals the sum of the total number of shares beneficially owned and the target number of performance units described in note (c).

(e)	Common shares held by Dr. Bitter include 1,000 shares held by an employee benefits plan trust of which Dr. Bitter is the trustee.

(f)	Common shares held by Mr. Fisher are shares held in trust for the benefit of Mr. Fisher’s wife.

(g)	Common shares held by Mr. Ford include 1,000 shares owned by Mr. Ford’s wife.

(h)	Common shares held by Mr. Grunewald include 500 shares held by a trust for which Mr. Grunewald’s wife serves as a trustee.

(i)	Common shares held by Mr. Eulberg include 43 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest on February 21, 2007.

(j)	Amounts shown for Mr. Marshall reflect his holdings as of March 2, 2006, the date his employment with the Company ended. The number of common shares held includes 2,852 shares owned beneficially by Mr. Marshall’s wife.

(k)	Amounts shown for Ms. McDermott reflect her holdings as of February 28, 2006, the date her employment with the Company ended.

(l)	Common shares held include 8,252 shares as to which voting and investment power are shared or may be deemed to be shared, and 70 shares of unvested restricted stock.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Certain Other Compensation

The following table sets forth the cash and non-cash compensation earned during the fiscal years ending December 31, 2005, January 1, 2005 and January 3, 2004 by our five most highly compensated executive officers as of December 31, 2005 and an executive officer who resigned during 2005.

Summary Compensation Table

					Long Term Compensation Awards
		Annual Compensation				Securities
				Other Annual	Restricted	Underlying	All Other
Name and		Salary	Bonus	Compensation	Stock Awards	Options	Compensation
Principal Position	Year	($)(a)	($)(b)	($)(c)	($)(d)	(#)	($)(e)

Ron Marshall(f)	2005	$673,149	$162,000	$171,080	—	—	$193,877
Former Chief Executive Officer	2004	686,094	324,000	87,120	—	—	204,379
	2003	673,149	698,625	22,740	—	40,000	143,100
Bruce A. Cross	2005	287,383	25,788	—	—	—	92,499
Executive Vice President, Merchandising	2004	274,438	86,400	—	—	20,000	81,767
	2003	260,917	175,950	—	6,580	5,000	59,935
Kathleen E. McDermott(g)	2005	288,630	22,800	—	—	—	84,608
Former Senior Vice President, General Counsel & Secretary	2004	289,684	91,200	—	684	10,000	79,024
	2003	267,534	175,950	—	4,487	15,000	54,041
Jeffrey E. Poore	2005	235,986	59,800	—	—	—	69,080
Senior Vice President, Military	2004	216,520	77,067	6,551	1,155	10,000	154,725
	2003	202,207	100,324	—	1,496	5,000	46,023
Joe R. Eulberg(h)	2005	263,123	20,400	—	—	—	63,163
Senior Vice President, Human Resources	2004	259,191	81,600	5,293	1,839	—	139,439
	2003	19,562	61,918	—	491	25,000	3,912
Michael J. Lewis(i)	2005	294,201	—	—	—	—	3,064
Former Executive Vice President, Retail Strategy	2004	330,342	97,500	—	—	—	151,081
	2003	31,214	12,773	—	—	50,000	6,233

(a)	Fiscal year 2004 included 53 pay periods, while fiscal years 2005 and 2003 included 52 pay periods. Because of the additional week in fiscal 2004, salaries were approximately 1.9% higher than they would have been in a 52 week year.

(b)	Bonuses for services rendered have been included as compensation for the year earned, even though bonuses were actually paid in the following year. For each year, each executive officer was entitled to elect to receive some or all of his or her bonus in shares of Nash Finch common stock, valued at the fair market value of such stock on the date the Compensation Committee approved the bonus payouts. To the extent a recipient elected to receive shares of common stock as part of a bonus payout, the recipient would also receive restricted shares of common stock equal in amount to 15% of the unrestricted shares received. The bonus amounts shown in the table for each year include the value of the shares of unrestricted common stock received as part of the bonus payment attributable to each year, and the value of related restricted shares awarded as a result of an individual having elected to receive some or all of a bonus in unrestricted shares is reported for the same year under “Restricted Stock Awards.”

(c)	Amounts paid to Mr. Marshall represent tax reimbursement payments in connection with the vesting each year of 10,000 shares of a 50,000 share restricted stock award made in 2002. On each vesting date, Mr. Marshall receives a cash payment in an amount equal to 40% of the fair market value of the shares that vest on that date. Amounts paid to Messrs. Eulberg and Poore in 2004 represent tax reimbursement payments related to reimbursement of relocation costs. No executive officer received perquisites in 2005 whose incremental cost to the Company exceeded $15,000.

(d)	The amount shown for each individual in each year reflects the value of an award of restricted shares in connection with an election to receive a portion of the individual’s annual bonus payment in shares of unrestricted stock (see note (b) above). These restricted shares vest in full two years after the date they were awarded. Cash dividends are paid on restricted stock if, and to the extent, dividends are paid on common stock generally. The aggregate unvested restricted stock holdings of the named executive officers on December 31, 2005, the value of those holdings on that date (based on the $25.48 closing market price of Nash Finch common stock), and the amount of dividends received on those holdings during 2005 were as follows:

			Dividends on
			Restricted Shares
	Restricted Shares	Value	Received
	at 12/31/05	at 12/31/05	During 2005
Name	(#)	($)	($)

Ron Marshall	20,000	$509,600	$13,500
Bruce A. Cross	308	7,848	208
Kathleen E. McDermott	226	5,758	153
Jeffrey E. Poore	97	2,472	65
Joe R. Eulberg	66	1,682	45

(e)	For each named executive officer, the amount shown for each year includes a Company contribution and an earnings credit on behalf of the officer to Nash Finch’s Supplemental Executive Retirement Plan (SERP), above-market earnings on deferred compensation account balances, and Company contributions to the Nash Finch Profit Sharing Plan (a 401(k) plan). In addition, the amounts shown for Messrs. Eulberg, Lewis and Poore in 2004 include relocation costs reimbursed by Nash Finch. The components of the amount shown for each named executive officer for fiscal 2005 are as follows (Profit Sharing Plan contribution amounts are estimated and subject to possible downward adjustment depending on the final results of discrimination testing involving the Plan):

			Profit
	Credit	Above Market	Sharing Plan	Total Other
Name	to SERP	Earnings	Contribution	Compensation

Ron Marshall	$177,336	$11,177	$5,364	$193,877
Bruce A. Cross	74,013	6,822	11,664	92,499
Kathleen E. McDermott	66,780	6,164	11,664	84,608
Jeffrey E. Poore	54,222	3,194	11,664	69,080
Joe R. Eulberg	55,840	1,023	6,300	63,163
Michael J. Lewis	3,064	—	—	3,064

As a result of their employment ending, Ms. McDermott and Mr. Lewis forfeited their entire 2005 credit to the SERP, and Mr. Marshall forfeited 40% of his 2005 SERP credit.

(f)	Mr. Marshall’s employment with the Company ended effective March 2, 2006.

(g)	Ms. McDermott’s employment with the Company ended effective February 28, 2006.

(h)	Mr. Eulberg joined the Company on November 24, 2003.

(i)	Mr. Lewis joined the Company on November 19, 2003 and resigned from the Company effective October 28, 2005.

Stock Option Exercises in Fiscal 2005/Fiscal Year-End Option Values

The following table summarizes the number of shares acquired upon exercise of stock options during fiscal 2005 by our executive officers named in the Summary Compensation Table, the number of their outstanding stock options at the end of fiscal 2005, and the value of such outstanding options for which the fair market value of our common stock at December 31, 2005 exceeded the exercise price.

Aggregated Option Exercises in Fiscal 2005 and December 31, 2005 Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares	Value	Options at 12/31/05		Options at 12/31/05(a)
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	($)	(#)	(#)	($)	($)

Ron Marshall(b)	384,000	$8,557,305	—	16,000	$—	$223,520
Bruce A. Cross	18,000	288,960	—	15,500	—	23,360
Kathleen E. McDermott(c)	9,000	211,410	24,000	17,000	2,560	50,880
Jeffrey E. Poore	18,000	323,180	—	9,500	—	19,520
Joe R. Eulberg	—	—	15,000	10,000	92,100	61,400
Michael J. Lewis(d)	20,000	212,000	—	—	—	—

(a)	Represents the difference between the fair market value of common stock on December 31, 2005 ($25.19) and the exercise price of in-the-money options, before payment of applicable income taxes.

(b)	When his employment ended effective March 2, 2006, Mr. Marshall forfeited all unexercised options.

(c)	When her employment ended effective February 28, 2006, Ms. McDermott forfeited all unexercisable options and will have three months to exercise any or all exercisable options.

(d)	When his employment ended effective October 28, 2005, Mr. Lewis forfeited all unexercised options.

Long-Term Incentive Program

The following table summarizes the number of performance units awarded during fiscal year 2005 to our executive officers named in the Summary Compensation Table, the performance period until vesting and payout, and the range of possible future payouts.

Long-Term Incentive Plans — Awards in Fiscal 2005

			Performance or
	Number of		Other Period Until	Estimated Future Payouts Under
	Shares, Units or		Maturation or	Non-stock Price-based Plans
Name	Other Rights (#)		Payout	Threshold (#)(a)	Target (#)	Maximum (#)

Ron Marshall(b)	26,500	(b)	3 years	13,250	26,500	53,000
Bruce A. Cross	7,300		3 years	3,650	7,300	14,600
Kathleen E. McDermott(b)	6,000	(b)	3 years	3,000	6,000	12,000
Jeffrey E. Poore	6,000		3 years	3,000	6,000	12,000
Joe R. Eulberg	6,000		3 years	3,000	6,000	12,000
Michael J. Lewis(b)	9,300	(b)	3 years	4,650	9,300	18,600

(a)	There will be no payout unless the Company achieves at least third decile performance against peer group companies on both applicable performance measures discussed below, and the threshold payout will be 50% of target if third decile performance is achieved on both measures.

(b)	Performance units shown were forfeited when Mr. Marshall’s employment ended effective March 2, 2006, Ms. McDermott’s employment ended effective February 28, 2006, and Mr. Lewis’ employment ended effective October 28, 2005.

Performance units shown in the table above were granted under the 2000 Stock Incentive Plan, will vest at the end of a three year performance period and the payout, if any, will be determined by comparing our growth in EBITDA (defined the same way we define it in our bank credit agreement, which is an adjusted measure of EBITDA referred to as “Consolidated EBITDA”) and return on net assets (net income divided by net fixed assets plus the difference between current assets and current liabilities) to the growth in those measures over the performance period to that of the other companies in our peer group (the same peer group used in the performance graph on page 27). The performance units will pay out in shares of Nash Finch common stock or cash, or a combination of both, at the election of the participant. Depending on our ranking among the companies in our peer group, a participant could receive a number of shares (or the cash value thereof) ranging from zero to 200% of the number of performance units granted. A pro-rated benefit is payable if a participant’s employment terminates during a performance period due to death or disability, or if a participant retires. No dividend equivalents are credited to participants’ performance unit accounts during a performance period. Accelerated vesting and payout of awards outstanding for at least six months will occur upon a change in control of the Company. If a change in control occurs, the performance period will be deemed to have ended at the end of the last full fiscal quarter prior to the date of the change in control, and to have begun 12 quarters earlier. The degree to which performance units will be paid out following a change in control will depend on the performance of the Company on the financial measures described above relative to the peer group companies over the revised performance period.

Supplemental Executive Retirement Plan

The Nash Finch Supplemental Executive Retirement Plan (“SERP”) is an unfunded plan designed to provide retirement income to eligible participants to supplement amounts available from other sources. The plan is administered by the Compensation Committee, which selects participants from among Nash Finch’s management and highly compensated employees. Currently, the executive officers and one non-executive officer of Nash Finch participate in the SERP.

Under the SERP, each participant who is actively employed by, or on an approved leave of absence from, Nash Finch or an affiliated entity on the last day of a calendar year will be credited with an amount equal to 20% of his or her base salary for that year. On the last day of each calendar quarter, each participant’s SERP account is credited with earnings on the average daily account balance during that quarter at a rate equal to the quarterly equivalent of the average annual corporate bond yield for each month during the quarter, as reported by Moody’s Investor’s Service, Inc.

An active participant becomes fully vested in his or her SERP account balance upon the earlier of completing 10 years of participation in plan or reaching age 65. A participant also becomes fully vested upon death or disability during the term of his or her employment, or upon a change in control of Nash Finch. A participant is not vested during his or her first five years of participation in the SERP, becomes 50% vested after five years’ participation, and the level of vesting increases by 10% per year thereafter. The entire balance of a participant’s SERP account will be forfeited if the participant engages in competitive activity at any time while the participant is employed by Nash Finch or an affiliated entity or is receiving distributions under the SERP, or if the participant’s employment is terminated for dishonesty or criminal conduct.

Distributions under the SERP begin the first month of the next calendar year following a participant’s termination of employment. Payments will be made in 120 monthly installments, determined in each case by dividing the participant’s vested account balance by the number of remaining payments due. Prior to commencement of a participant’s distributions, the Compensation Committee may elect to make the distribution in any alternative form, subject to certain conditions set forth in the SERP.

Company contributions and earnings credited to the SERP accounts of the executive officers named in the Summary Compensation Table with respect to fiscal years 2003-2005 are included in the “All Other Compensation”

figures shown in that table. As of December 31, 2005, the vested and unvested SERP account balances for these executive officers were as follows:

	Vested SERP	Unvested SERP	Total Account
Name	Account Balance	Account Balance	Balance

Ron Marshall(a)	$552,637	$368,424	$921,061
Bruce A. Cross	217,195	144,797	361,992
Kathleen E. McDermott(b)	—	224,464	224,464
Jeffrey E. Poore	—	176,557	176,557
Joe R. Eulberg	—	111,833	111,833

(a)	When his employment ended effective March 2, 2006, Mr. Marshall forfeited his unvested account balance. He will begin receiving installment distributions of his vested account balance in January 2007.

(b)	When her employment ended effective February 28, 2006, Ms. McDermott forfeited her unvested account balance.

Deferred Compensation Plans

Highly compensated employees of Nash Finch, including the executive officers, have been permitted to defer the receipt of their cash compensation for 2004 and previous calendar years pursuant to the Income Deferral Plan, and are permitted to defer the receipt of their cash and long-term incentive compensation for 2005 and subsequent calendar years pursuant to the Deferred Compensation Plan. The Deferred Compensation Plan was adopted by the Board in December 2004 as a result of amendments to the Internal Revenue Code that affected the operation of non-qualified deferred compensation arrangements for amounts deferred on or after January 1, 2005. In connection with the adoption of this plan, the Board froze participation in the Income Deferral Plan as of December 31, 2004.

The Deferred Compensation Plan permits each participant to annually defer a portion of his or her salary, annual bonus, commissions and/or long-term incentive plan payouts up to maximum percentages permitted by the Plan, and to have the amount deferred credited by book entry to a deferred compensation account. The Plan also provides that Company contribution credits will be made to a participant’s account under the Plan if and to the extent Company contributions to the participant’s account under the Company’s profit sharing/401(k) plan are reduced because of a reduction in the participant’s salary resulting from participation in the Plan. Each participant must allocate amounts credited to his or her deferred compensation account among various benchmark investment funds approved by the Plan Administrator. The balance in each deferred compensation account is adjusted daily to reflect the investment experience of the selected investment funds, as if amounts credited to the account had actually been invested in the investment funds. If a participant elects to defer the receipt of shares of Nash Finch common stock issuable under the Nash Finch 2000 Stock Incentive Plan, the deferred shares are credited as share units to a share sub-account under the Plan, distributions from which may be made only in shares of Nash Finch common stock issued under the 2000 Stock Incentive Plan. The balance in a participant’s deferred compensation account will be payable upon retirement, death, disability, termination of employment or, if a participant so elects, at a date certain in the future or upon a change in control of the Company. Distributions may generally be made in a lump sum or in up to 15 annual installments. Participants are always 100% vested in their account balances.

The terms of the Income Deferral Plan are generally comparable to the Deferred Compensation Plan except that under the Income Deferral Plan, a participant could defer only salary and annual bonus, a participant could not elect to receive distributions at a date certain or upon a change in control, and a participant can elect an accelerated distribution of his or her account balance subject to a forfeiture of 10% of that account balance. The Company has established a benefits protection trust to fund benefits payable under the Income Deferral and Deferred Compensation Plans, and is funding the trust at a level equal to the amount of such obligations.

To the degree that earnings credited during fiscal years 2003-2005 to the deferred compensation accounts of the executive officers named in the Summary Compensation Table are deemed “above market” under SEC rules, they are included in the “All Other Compensation” figures shown in that table. The amount of 2005 contributions by each of these executives and the total earnings credited to the deferred compensation account of each of these executives for 2005, as well as each executive’s deferred compensation account balance as of December 31, 2005 under both the Income Deferral Plan and the Deferred Compensation Plan are shown in the table below. There were no Company contributions to the deferred compensation accounts of these individuals during fiscal 2005.

	Deferred			Deferred
	Compensation			Compensation
	Account Balance	2005 Employee	Total Earnings	Account Balance
Name	12/31/04	Contributions	Credits for 2005	12/31/05

Ron Marshall(a)	$752,296	$67,453	$52,805	$872,554
Bruce A. Cross	62,428	70,279	12,137	144,844
Kathleen E. McDermott(a)	134,312	47,755	14,386	196,453
Jeffrey E. Poore	47,188	14,176	6,066	67,429
Joe R. Eulberg	33,390	21,577	3,515	58,482

(a)	As a result of their employment ending, Mr. Marshall and Ms. McDermott will receive lump-sum distributions of their account balances during 2006.

Executive Incentive Bonus and Deferred Compensation Plan

In connection with the termination of the Nash Finch Executive Incentive Bonus and Deferred Compensation Plan in 2001, participants were permitted to exchange share equivalents credited to their accounts under that Plan for an equal number of performance units granted under the Company’s 2000 Stock Incentive Plan. Two of the Company’s executive officers, Ron Marshall and Bruce A. Cross, elected to make this exchange. Under the award agreements applicable to these performance unit grants, each of these individuals will have the right to the payout of 100% of his performance unit account balance if his employment ends before age 60 due to death, disability or termination by the Company without cause, if his employment ends after age 60 for any reason other than termination for cause, or if there is a change in control of the Company. If his employment ends prior to age 60 under any other circumstances, he will forfeit 50% of the performance units credited to his account, and the balance will be paid out. If he is terminated for cause before age 65, he forfeits all performance units unless the Compensation Committee determines otherwise.

Performance units will be paid out in an equal number of shares of Nash Finch common stock (rounded up to the next whole share) and payout is to occur as soon as administratively practicable after termination of an individual’s employment. Prior to termination of employment, an individual’s performance unit account balance is credited with dividend equivalents as and when dividends are declared on the Company’s common stock, and these dividend equivalents are deemed reinvested in additional performance units.

The value of dividend equivalents credited to the performance unit accounts of Messrs. Marshall and Cross for 2005, the resulting number of performance units into which those dividend equivalents were deemed invested, and the participants’ performance unit account balances as of December 31, 2005 were as follows:

	Value of Dividend
	Equivalents	Performance Units
	Credited	Credited	Performance Unit
Name	for 2005 ($)	for 2005 (#)	Account Balances (#)

Ron Marshall(a)	$11,627	352	17,462
Bruce A. Cross	4,883	148	7,334

(a)	As a result of his employment ending effective March 2, 2006, Mr. Marshall will be issued 8,731 shares of Nash Finch common stock, and will forfeit the other 50% of his performance unit account balance.

Executive Retention Agreements

We have entered into executive retention agreements with our current executive officers other than our interim Chief Executive Officer and with eleven additional officers. Each agreement provides that if an officer’s employment is terminated by the Company for any reason other than death, disability, retirement or “cause” during a defined “transition period” related to the resignation of Ron Marshall as CEO of the Company, or if the officer terminates his or her employment with the Company for “good reason” within that same transition period, then the officer is entitled (i) to receive cash payments (occurring each payroll period) over a 12 or 24 month period in an aggregate amount equal to the officer’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12 or 24, and (ii) to the continuation for comparable 12 or 24 month periods of all welfare benefit plans (including health, life, dental and disability) in which the officer and his or her dependents were entitled to participate prior to the effective date Mr. Marshall ceased to be CEO of the Company. The agreement provides that in consideration of these payments and the continuation of benefits, the officer will not, for a period of one year after his or her termination, compete with the Company in association with specified competitors.

The “transition period” for these purposes began on February 14, 2006, the date Mr. Marshall ceased to be CEO of the Company, and ends on the date Mr. Marshall’s successor as CEO (other than any interim successor) has served in that capacity for twelve consecutive months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period during the 36 months prior to the date of termination, increased by amounts deferred or withheld in connection with Company-sponsored qualified benefit plans or deferred compensation plans. “Cause” is generally defined in these agreements as either the willful and continued failure to substantially perform one’s duties with the Company, or the conviction for willfully engaging in illegal conduct which constitutes a felony or gross misdemeanor and which is materially and demonstrably injurious to the Company. “Good reason” is generally defined in these agreements to include a reduction in compensation or benefits, a demotion, any attempted termination by the Company that is not effected in accordance with the agreement, and any refusal by the Company to permit the individual to continue to engage in outside activities that were not prohibited prior to the date of Mr. Marshall ceased to be CEO.

The multiple referred to above is 24 months for Messrs. Cross, Eulberg and Poore and for one other executive officer, and 12 months for the other designated officers. Although Ms. McDermott had entered into an executive retention agreement, the circumstances under which her employment ended were not such as to warrant her receiving payments and continuing benefits under that agreement. The Company is in discussions with Ms. McDermott about the possibility of providing her a lesser amount of separation benefits.

Change in Control Arrangements

Change in Control Severance Agreements.  We have entered into change in control agreements with our current executive officers other than our interim Chief Executive Officer and with seventeen other key employees of Nash Finch and its subsidiaries. Absent a “change in control,” these agreements do not require Nash Finch to retain the executives or to pay them any specified level of compensation or benefits.

Each agreement provides that if an employee is terminated within 24 months of a change in control of Nash Finch (or, in limited circumstances, prior to such a change in control) for any reason other than death, disability, retirement or cause, or if the employee terminates within 24 months of a change in control for “good reason,” then the employee is entitled to receive a lump sum payment equal to the employee’s highest monthly compensation during the 36 months prior to the termination multiplied by either 12, 24 or 36 months. “Highest monthly compensation” for these purposes means 1/12 of an individual’s highest W-2 earnings during any consecutive twelve month period, increased by amounts deferred or withheld in connection with Company-sponsored benefit or income deferral plans. The employee is also entitled to the continuation of certain benefit plans (including health, life, dental and disability) for the employee and his or her dependents for comparable 12, 24 or 36 month periods. The multiple referred to above is 24 months for Messrs. Cross, Eulberg and Poore, and either 24 months or 12 months for all other employees who are currently parties to such agreements. In addition, if the employee is required to pay any federal excise tax or related interest or penalties on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all income and excise taxes, the employee will be in the same after-tax position as if no such excise tax had been imposed.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, relocation, and any termination for reasons other than death, disability or retirement within 6 months of a change in control. A “change in control” is generally deemed to have occurred if: (a) a majority of Nash Finch’s Board is no longer composed of individuals who were directors at the time these agreements were entered into or who became directors with the approval of a majority of the “incumbent directors”; (b) another party becomes the beneficial owner of at least 30% of Nash Finch’s outstanding voting stock; (c) Nash Finch sells or otherwise disposes of all or substantially all of its assets, or is liquidated or dissolved; or (d) a change in control occurs of the type required to be reported in response to item 5.01 of Form 8-K under the Securities Exchange Act.

2000 Stock Incentive Plan.  Similar events, which specifically include mergers or consolidations where Nash Finch stockholders before the transaction do not own at least 50% of voting shares of the resulting entity, and the acquisition by a third party of 20% or more of Nash Finch’s outstanding voting stock without the approval of Nash Finch’s incumbent directors, also constitute a change in control of Nash Finch under the terms of the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan and award agreements issued thereunder, stock options that have been outstanding for at least six months will become immediately and fully exercisable upon a change in control and remain exercisable for the duration of their terms. The Compensation Committee may alternatively provide that the optionee will receive, as of the effective date of the change in control, cash in an amount equal to the “spread” between the fair market value of the option shares immediately prior to the change in control and the exercise price of the option shares. Restricted stock awards that have been outstanding at least six months will immediately and fully vest upon a change in control, and performance unit awards that have been outstanding at least six months will vest and be settled in accordance with the terms of the applicable award agreements (see the discussion on pages 16-17 and 19).

Deferred Compensation Plans.  Under the terms of deferred compensation plans applicable to directors and officers of Nash Finch, upon a change in control, Nash Finch must transfer to the benefits protection trust established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the change in control. Executives who participate in the Deferred Compensation Plan may elect to have the distribution of their account balances accelerated upon a change in control.

Employee Stock Purchase Plan.  Under the terms of the Nash Finch Employee Stock Purchase Plan, the Compensation Committee may accelerate the end of an offering period upon a change in control of Nash Finch and either provide for the immediate exercise of all outstanding options under that plan or terminate such options and refund all payroll deductions to plan participants.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction.  The Compensation Committee is responsible for developing and implementing executive compensation policies and programs for the Company, and determining compensation for the Company’s officers, including its executive officers. All Compensation Committee members are directors who are neither officers nor employees of Nash Finch and who have been determined by the Board to be “independent” under applicable Nasdaq rules. The Committee has the authority to directly engage, and has engaged, independent compensation consultants, as well as other advisers and experts, to provide advice and assistance in structuring and implementing the Company’s executive compensation program.

Compensation Philosophy and Objectives.  The Committee’s philosophy is to provide a compensation program that attracts and retains talented executives and motivates them to achieve the Company’s strategic business objectives of profitable growth and maximization of stockholder value, and that strongly links compensation to performance. The key objectives supporting this philosophy are the following:

•	Place High Portion of Pay at Risk — Executive compensation should be strongly linked to measured performance with a substantial portion of pay at risk. Salaries and other types of “fixed” compensation that do not vary with performance should be de-emphasized. By placing a substantial portion of total compensation at risk, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.

•	Emphasize Stockholder Value — As an incentive to create value for stockholders, a substantial portion of executive compensation should be tied to the value of our common stock and those financial measures that correlate closely with total shareholder return.

•	Align Executive and Stockholder Interests — In addition to at-risk pay and emphasis of stock-based compensation, common stock ownership guidelines have been established for senior executives.

•	Pay Competitively for Results — Nash Finch intends to provide executives with compensation opportunities competitive with those in companies, comparable in size and scope, with which it competes for people and customers, while supporting a high-performance culture by tying a substantial portion of compensation to results.

Executive Compensation Review.  Consistent with these objectives, and with the assistance of its independent compensation consultant, the Committee approved in February 2005 the framework for a revised direct compensation program for executives that includes the following elements:

•	A total direct compensation mix for the Company’s executive officers of approximately 40% base salary, 20% annual (short-term) bonus, and 40% long-term incentive compensation, with a smaller allocation to the long-term component for executives with lower levels of responsibility. This compensation mix reflects a shift in the orientation of executive compensation toward long-term elements, consistent with a shift in the Company’s strategy and direction toward a growth orientation, and with competitive practice as reported by our independent compensation consultant.

•	Market-oriented competitive objectives for each element of compensation, with base salary, total cash compensation (salary plus short-term bonus) and long-term incentives each at target performance levels approximating the 50th percentile of the core peer group utilized by the consultant.

•	Performance units rather than stock options as the long-term incentive vehicle for Company officers, with vesting and settlement of these units dependent upon the Company’s compound annual growth rate over a three-year performance period in return on net assets (defined as net income divided by net fixed assets plus the difference between current assets and current liabilities) and earnings before interest, taxes, depreciation and amortization (defined the same way we define it in our bank credit agreement, which is an adjusted measure of EBITDA referred to as “Consolidated EBITDA”) relative to measurement group companies (which are those included in the stock price performance graph peer group on page 27). These units may be settled in shares of Nash Finch common stock, cash or a combination of the two at the election of the participant.

Implementing this revised compensation framework during 2005 generally entailed a 50% decrease in targeted annual (short-term) bonus amounts for executive officers, with a commensurate increase in targeted long-term incentive compensation. By shifting the compensation mix toward long-term incentives, the Committee sought to focus individuals with the greatest level and amount of responsibility on achieving sustained high level financial and operational performance. At the same time, utilizing performance units whose value is a function of relative growth in Consolidated EBITDA and in return on net assets as the long-term incentive vehicle aligns management incentives with measures that emphasize increased earnings and cash flow, operating efficiency and effective asset and capital utilization, and which correlate strongly to total shareholder return among measurement group companies. Denominating performance units in shares of Nash Finch common stock further aligns management and shareholder interests, with the variance in share price over the performance period reflected in the payout.

In formulating the elements of this program, and in subsequent annual benchmarking of the Company’s executive compensation levels, the Committee has utilized a core peer group of companies recommended by its independent compensation consultant and considered similar to Nash Finch in terms of industry and revenue size and with whom Nash Finch could be expected to compete for executive talent.1 As a result, this group is broader than the group of peer companies used to prepare the stock price performance graph on page 27, which is selected on a line-of-business and market capitalization basis.

1 The companies that currently comprise this core peer group are the following: 7-Eleven, Inc.; Bell Microproducts, Inc.; D&K Healthcare Resources, Inc.; Dollar General Corporation; Marsh Supermarkets, Inc.; Owens & Minor, Inc.; Pathmark Stores, Inc.; Performance Food Group Company; Smart & Final, Inc.; Spartan Stores, Inc.; United Natural Foods, Inc.; United Stationers, Inc.; Weis Markets, Inc.; Wesco International, Inc.; and Whole Foods Market, Inc.

The Committee periodically reviews the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of its independent consultant.

Elements of Executive Officer Direct Compensation.  The principal elements of executive officer direct compensation are salaries, annual bonuses and long-term incentives.

Salaries.  Salaries for executive officers are based on level of responsibility and experience, individual and corporate performance, and competitive compensation comparisons. The Committee establishes executive officers’ base salaries at levels that are commensurate with the median of base salaries of executives of companies it considers comparable to Nash Finch. The Committee, taking into account the performance assessment of the CEO by the Corporate Governance Committee, recommends the salary for the CEO to the Board of Directors. The Committee approves the salaries for the other executive and operating officers based on a review and evaluation of each such officer’s performance as well as the CEO’s recommendations. Although salaries are reviewed annually, a longer salary adjustment cycle may be used in an effort to reinforce Nash Finch’s philosophy of emphasizing at-risk compensation.

Annual Bonuses.  For fiscal 2005, annual bonuses for the executive officers other than the CEO were based 80% upon performance against objectively measurable, predetermined financial and operational goals approved by the Committee in February 2005, and 20% on an individual officer’s personal performance. The annual bonus for the CEO was based entirely upon performance against the same financial and operational goals. The financial goals that were used involved Company net earnings and, in appropriate cases, operating unit profitability, while the operational goals consisted of an independent assessment of retail store performance, and assessments of fill rate, on-time deliveries and selector accuracy for the food distribution segment. Executive officers were assigned a maximum bonus opportunity ranging from 40% to 60% of base salary, and bonus amounts were calculated by multiplying an individual’s base salary by his or her maximum bonus percentage and by the sum of the payout factors applicable to each financial, operational and personal performance goal. The Committee retains discretion under the annual bonus program for executive officers to (i) provide for downward adjustments in bonus payouts by adjusting the payout factor percentages, and (ii) equitably adjust financial performance factors such as net earnings to reflect the impact of events such as reorganizations, recapitalizations, significant acquisitions or divestitures, and changes in accounting policies (but only to the degree permitted by Internal Revenue Code Section 162(m) for the CEO for whom annual bonus compensation is to be considered “performance based” for purposes of Section 162(m)). For fiscal 2005, the operational goals involving distribution segment and retail store performance were met, operating unit profitability goals were met to varying degrees, the financial goal involving Company net earnings was not met, and individual performance goals were deemed not met. As a result, the Committee approved bonus payments to executive officers, including those named in the Summary Compensation Table, ranging from 8% to 24% of base salary.

In all cases, performance against the predetermined financial and operational goals was measured after the completion of the audit of Nash Finch’s financial statements for fiscal 2005, and the amount of the executive’s bonus for that year was determined on the basis of such measured performance and assessment of personal performance. Bonuses earned for 2005 are to be paid in cash, subject to the ability of participants to elect to receive up to 100% of their bonus in shares of common stock in lieu of cash. To further encourage bonus plan participants to increase their ownership interest in Nash Finch stock, participants who elect to receive all or part of their bonus in shares of common stock receive additional shares of restricted stock equal to 15% of the shares paid in lieu of cash. All such restricted stock will vest after two years of continued employment, if the executive has retained beneficial ownership of the unrestricted shares. All bonus and restricted shares are issued under the 2000 Stock Incentive Plan.

Long-Term Incentives.  The Committee determined that long-term incentive awards made during 2005 would be limited to officers of the Company, including the executive officers, and would consist solely of performance units. Limiting eligibility to a smaller group of individuals than had previously received annual stock option awards was considered consistent with an emphasis on targeting key individuals who actually can significantly affect Company performance, and minimizing stockholder dilution. The performance units granted vest after a three year performance period, with a payout that can vary between zero and 200% of an executive’s target payout, based on the Company’s compound annual growth rate over the three-year performance period in return on net assets and Consolidated EBITDA, each as defined above, relative to measurement group companies used to prepare the stock price performance graph in this proxy statement. The size of performance units awards made to executive officers was generally based on position level, and consistent with competitive practices for long-term incentives and overall direct compensation as reported by our independent compensation consultant.

Potential Forfeiture of Annual Bonus or Long-Term Incentives.  The agreements under which annual bonus and performance unit awards are made provide that if the CEO and CFO do not receive, or are required to reimburse the Company for, an annual bonus or performance unit payout in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, then all the officers of the Company will similarly be denied or obligated to repay any bonus or performance unit payout for such period. Section 304 would be triggered by an accounting restatement resulting from material non-compliance as a result of misconduct with financial reporting requirements under securities laws.

Chief Executive Officer Compensation.  For fiscal 2005, Mr. Marshall’s annual base salary was $675,000, unchanged since May 2001. The Committee approved a bonus payment to Mr. Marshall for fiscal 2005 equal to 24% of his base salary, reflecting the degree to which the Company achieved the operational goals for executive officers described earlier under the caption “Annual Bonuses.” In February 2005, the Committee approved a long-term incentive award to Mr. Marshall consisting of 26,500 performance units, having a grant date dollar value of $998,785, using the fair market value of a share of Nash Finch common stock on the date of grant (and without taking any discount for risk of forfeiture). Due to Mr. Marshall’s resignation in early 2006, these performance units were forfeited as required under the plan.

Other Aspects of Executive Officer Compensation.  In addition to the salary, annual bonus and long-term incentive elements of the compensation program provided to executive officers, executive officers also participate in the plans and arrangements described on pages 17 to 21 of this proxy statement, as well as in the same employee benefit plans, and on the same basis, available to other full-time exempt employees of the Company. Cumulatively, these plans and arrangements are provided as important elements of what is intended to be a competitive overall compensation program. The Committee, with the assistance of its independent compensation consultant, evaluates these plans and arrangements periodically to ensure conformity with the Company’s compensation philosophy and objectives.

During 2005, the Committee supplemented the overall compensation program by approving executive retention agreements for Company officers, including the executive officers other than Mr. Marshall. As described more fully on pages 19 to 20, each agreement provides that if an officer’s employment is terminated by the Company for any reason other than death, disability, retirement or cause during a defined transition period related to the resignation of Ron Marshall as CEO of the Company, or if the officer terminates his or her employment with the Company for “good reason” (generally, a reduction in compensation or benefits or a demotion) within that same transition period, then the officer is entitled to continued compensation and participation in benefit plans for either a 12 or 24 month period. The Committee determined that Mr. Marshall’s decision to resign as CEO and a director of the Company could lead to the departure or distraction of other members of the Company’s senior management, and that it would be advisable to enter into these agreements as a means of minimizing these risks and ensuring appropriate continuity of leadership.

In providing what is considered a competitive overall compensation program, the Committee believes that it is not necessary or appropriate to supplement that program with perquisites or personal benefits, with two exceptions. The Company provides executive officers with the opportunity to participate at Company expense in specified executive health screening programs, and to have spouses or partners accompany them to designated Company or industry functions. No other perquisites or personal benefits are provided to executive officers, and the incremental cost to the Company of providing these two items did not exceed $15,000 for any executive officer during 2005.

Value of Total Compensation.  The following table sets forth the dollar value of total annual compensation provided to each of the executive officers named in the Summary Compensation Table for fiscal 2005, excluding amounts forfeited in connection with three of the officers’ termination of employment:

	2005	2005	2005 Perf.		2005 SERP		Other 2005
Name	Salary	Bonus(a)	Unit Awards(b)		Credits		Compensation(c)		Total(d)

Ron Marshall	$673,149	$162,000	$—	(e)	$106,402	(e)	$248,562	(e)	$1,190,113
Bruce A. Cross	287,383	25,788	275,137		74,013		28,892		691,213
Kathleen E. McDermott	288,630	22,800	—	(f)	—	(f)	26,203		337,633
Jeffrey E. Poore	235,986	59,800	226,140		54,222		17,795		593,943
Joe R. Eulberg	263,123	20,400	226,140		55,840		9,860		575,363
Michael J. Lewis	294,201	—	—	(g)	—	(g)	—		294,201

(a)	Annual incentive bonus earned in 2005 but paid in March 2006.

(b)	Dollar value determined by multiplying the number of units granted (equal to the target number of shares that would be issued in settlement) by $37.69, the fair market value of a share of Nash Finch common stock on the first day of the applicable performance period.

(c)	Includes a tax reimbursement payment for Mr. Marshall, Company contributions to the profit sharing/401(k) plan, earnings credits to deferred compensation accounts, dividend equivalents on performance unit holdings and dividends paid on restricted stock.

(d)	Represents the sum of the five preceding columns. The table does not reflect, and the total does not include, any compensation income resulting from the 2005 exercise of stock options awarded in previous years, changes in the value of other equity-based compensation awards made in previous years, or amounts forfeited in connection with a termination of employment.

(e)	When Mr. Marshall’s employment ended effective March 2, 2006, he forfeited his entire 2005 performance unit award valued at $998,785, as well as $70,934 (40%) of his 2005 SERP Credit and $5,813 (50%) of the 2005 dividend equivalents he had received on certain performance units.

(f)	When Ms. McDermott’s employment ended effective February 28, 2006, she forfeited her entire 2005 performance unit award valued at $226,140 and her entire 2005 SERP Credit valued at $66,780.

(g)	When Mr. Lewis’ employment ended effective October 28, 2005, he forfeited his entire 2005 performance unit award valued at $350,517 and his entire 2005 SERP Credit valued at $3,064.

Stock Ownership Guidelines.  The Committee has approved stock ownership guidelines applicable to Nash Finch officers, including executive officers. These guidelines provide that an officer is expected to make regular, good faith efforts to achieve a specified ownership target within five years of joining Nash Finch or becoming subject to the guidelines (by receiving a promotion into the covered group), whichever is later. The ownership target for the Chief Executive Officer is five times base salary, for executive and senior vice presidents three times base salary, and for other vice presidents one time base salary. For these purposes, an individual’s ownership position includes both common shares and derivative securities exercisable or convertible into common shares (including stock options and performance units), and includes all such securities beneficially owned by the individual. Shares are valued for these purposes based on a rolling 3 month average weekly closing price for Nash Finch common stock on the Nasdaq National Market. A derivative security is valued at the “spread” between the aggregate value (determined as provided in the previous sentence) of all shares underlying the derivative security and the aggregate exercise price, if any, of that derivative security. The Committee periodically reviews current ownership levels relative to the guidelines, and may exclude an individual from participation in the Company’s long-term incentive program if satisfactory progress toward an ownership target is not being made.

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally provides that Nash Finch may not deduct compensation in excess of $1 million paid in any taxable year to the CEO or the other executive officers named in the Summary Compensation Table, unless the compensation in excess of $1 million is “performance based.” Compensation that is deferred until retirement does not count toward the $1 million limit. The adoption of the Performance Incentive Plan in 2002 was intended to qualify as “performance based” annual bonuses for any of these individuals who might receive salary and an annual bonus in excess of $1 million in any taxable year. In addition, certain compensation under the 2000 Stock Incentive Plan, such as stock options and awards contingent upon the satisfaction of performance criteria, such as the performance unit awards made during 2005, can also qualify as “performance based.” The Committee will not necessarily limit executive compensation to amounts deductible under Section 162(m) since it wishes to maintain flexibility to structure the Company’s executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Conclusion.  The Committee believes its executive compensation policies and practices have effectively served the interest of stockholders and Nash Finch, and the Committee continues to assess the effectiveness of these policies and practices in aligning executive compensation with stockholder interests and the Company’s business strategy and goals.

Compensation Committee

Jerry L. Ford, Chair
Robert L. Bagby
Carole F. Bitter
Mickey P. Foret
William H. Weintraub

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on Nash Finch common stock for the last five fiscal years with the cumulative total return over the same period of the S&P SmallCap 600 Index (in which Nash Finch is included) and a peer group of companies selected by Nash Finch (weighted according to the peer companies’ market capitalization at the beginning of each fiscal year).

The peer group of companies consists of the ten companies in the Russell 2000 index (besides Nash Finch) that operate grocery wholesale distribution and/or retail supermarket businesses, and SuperValu Inc. (SVU), the other publicly-traded full-line distributor of grocery products at wholesale and retail. The Russell 2000 companies are Arden Group Inc. (ARDNA), Great Atlantic & Pacific Tea Co. Inc. (GAP), Ingles Markets Inc. (IMKTA), Pathmark Stores Inc. (PTMK), Ruddick Corporation (RDK), Smart & Final Inc. (SMF), Spartan Stores, Inc. (SPTN), United Natural Foods Inc. (UNFI), Weis Markets Inc (WMK) and Wild Oats Markets Inc. (OATS). The Compensation Committee has approved the selection of the companies in the peer group.

The comparison assumes the investment of $100 in our common stock, the S&P SmallCap 600 Index and the Peer Group at the end of fiscal 2000, and the reinvestment of all dividends.

	Starting Point	Return	Return	Return	Return	Return
Company /Index Name	12/31/00	12/29/01	12/28/02	1/3/04	1/1/05	12/31/05
Nash-Finch Company	$100	$260.29	$68.39	$215.41	$352.34	$242.42
S&P SmallCap 600 Index	100	107.43	90.83	126.44	154.82	166.71
Peer Group	100	142.61	99.92	152.83	190.91	207.99

Source: Standard & Poor’s Investment Services

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee.  The Audit Committee consists of directors who are each considered “independent” under the Nasdaq Stock Market Corporate Governance Rules, Section 10A(m)(3) of the Securities Exchange Act and the SEC’s Rule 10A-3(b)(1). All members of the Audit Committee have been determined by the Board to be “audit committee financial experts” within the meaning of Item 401(h) of the SEC’s Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix I and can also be found in the “Investor Relations” section of the Nash Finch website at www.nashfinch.com under the tab “Corporate Governance.” The Audit Committee reviews the adequacy of its charter on an annual basis.

As described more fully in the charter, the purpose of the Audit Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes, the Company’s financial and disclosure controls and compliance processes, and the independent audits of the Company’s financial statements. Management is responsible for the preparation, presentation and integrity of Nash Finch’s financial statements and public reports, its financial and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has the ultimate responsibility to select, compensate, evaluate and, when appropriate, replace Nash Finch’s independent auditor. In discharging its responsibilities, the Audit Committee has the authority to engage its own outside advisors.

The Audit Committee pre-approves all audit and non-audit services to be performed for Nash Finch by its independent auditor to insure that the provision of such services does not impair the auditor’s independence. To further avoid the existence of any relationships that could affect the independent auditor’s independence, the Audit Committee has also adopted a policy strictly limiting the circumstances under which Nash Finch may employ former partners, principals, shareholders and professional employees of its independent auditor.

The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by Nash Finch regarding accounting, internal controls and auditing matters, including a process by which Nash Finch employees may anonymously and confidentially submit complaints and concerns regarding questionable accounting or auditing matters.

Review of Nash Finch’s Audited Financial Statements for the Fiscal Year ended December 31, 2005.  The Audit Committee has reviewed and discussed the audited financial statements of Nash Finch for the fiscal year ended December 31, 2005 with Nash Finch’s management and Ernst & Young LLP (“Ernst & Young”), Nash Finch’s independent public accountants. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that Nash Finch’s audited financial statements be included in Nash Finch’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Audit Committee

Douglas A. Hacker, Chairman
Robert L. Bagby
Mickey P. Foret
John H. Grunewald
William R. Voss

INDEPENDENT AUDITORS

  Selection of Independent Auditors and Attendance at Annual Meeting

On April 18, 2005, the Audit Committee approved the engagement of Ernst & Young as the independent public accountants to audit the financial statements of Nash Finch for the fiscal year ended December 31, 2005. At its April 2006 meeting, the Audit Committee will conduct its review of the independent public accountants’ performance, independence, qualifications and quality controls, and will make its final decision as to the retention of the independent public accountants to audit the Nash Finch financial statements for the fiscal year ending December 30, 2006, which is expected to be Ernst & Young. We have requested and expect a representative of Ernst & Young to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

  Fees Paid to Independent Auditors

The following table sets forth the amounts Ernst & Young billed us for audit services with respect to fiscal 2004 and fiscal 2005 and for other professional services rendered during those fiscal years.

	Aggregate Fees Billed
Type of Fee	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$1,361,300	$1,231,800
Audit-Related Fees(2)	—	61,500
Tax Fees(3)	—	19,210
All Other Fees(4)	2,500	2,335
Total Fees	$1,363,800	$1,314,845

(1)	Audit Fees — The amounts in 2005 and 2004 include fees of $500,000 and $514,000, respectively, for services related to the issuance of the auditor’s report on management’s assertions regarding the effectiveness of internal control over financial reporting.

(2)	Audit-Related Fees — The amount in 2004 primarily represents fees for consultations regarding internal control reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002, for assurance and advisory services and for responding to a document production request.

(3)	Tax Fees — The amount in 2004 represents fees for tax planning and compliance services.

(4)	All Other Fees — The amounts in 2005 and 2004 represent fees for access to an accounting information service.

  Pre-Approval of Audit and Non-Audit Services

Under its charter, the Audit Committee is required to pre-approve all audit and permitted non-audit services to be provided by the independent auditor to Nash Finch and its subsidiaries. Consistent with that requirement, the Audit Committee has adopted a pre-approval policy in accordance with which it annually considers for pre-approval all audit and non-audit services proposed to be provided by the independent auditor during the succeeding twelve month period. As to any services the Audit Committee wishes to approve, it will either approve the specific engagement, or identify the particular pre-approved services with a sufficient level of detail so that senior financial management of the Company will not be called upon to judge whether a proposed service is actually pre-approved. The Audit Committee will also establish a dollar limit for each pre-approved service that may not be exceeded without obtaining further pre-approval from the Audit Committee. Any proposed engagement that involves a service not previously approved, or that would entail fees in excess of the amount previously authorized for the specific service, must be presented to the Audit Committee for consideration at its next meeting or, if earlier consideration is required, to the Chairman of the Audit Committee. The Chairman will report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews reports of services being provided to Nash Finch by its independent auditor. During fiscal 2005, all services provided to Nash Finch by Ernst & Young were provided in accordance with the pre-approval procedures outlined above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding shares of common stock to file with the SEC reports of initial ownership and reports of changes in ownership in Nash Finch securities. We provide assistance to our directors and executive officers in complying with Section 16(a), including preparing the reports and forwarding them to the SEC for filing.

To our knowledge, based upon a review of the copies of reports filed and written representations, all filing requirements applicable to directors and executive officers were complied with on a timely basis during the fiscal year ended December 31, 2005, with one exception. Due to administrative oversight on the part of his broker, David J. Bersie, the Company’s former Senior Vice President, Food Distribution, inadvertently reported five days late the sale of 130 shares of Nash Finch common stock on August 2, 2005.

2007 STOCKHOLDER PROPOSALS

Any proposal that a Nash Finch stockholder intends to present at the 2007 Annual Meeting of Stockholders and that is to be included in our proxy statement and form of proxy must be received by the Secretary of the Company at our principal executive office no later than December 1, 2006. A stockholder who wishes to make a proposal at the 2007 Annual Meeting without including the proposal in our proxy statement should notify us of the matter to be presented no later than February 14, 2007. If a stockholder fails to give notice by that date, then the persons named as proxies by us for the 2007 Annual Meeting will have discretionary authority to vote on the stockholder’s proposal. Any stockholder who intends to nominate an individual to serve on the Company’s Board of Directors must provide advance written notice to the Secretary of the Company not less than ten days prior to the date of the stockholders meeting at which directors will be elected. The content of the notice is specified in Article VIII of the Company’s Articles of Incorporation.

HOUSEHOLDING INFORMATION

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that you and other holders of Nash Finch common stock in your household may not receive separate copies of our Proxy Statement or Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Nash Finch Company, Attention: Corporate Secretary, P. O. Box 355, Minneapolis, MN 55440-0555, telephone (952) 844-1148. If you and others in your household are currently receiving multiple copies of our Proxy Statement and Annual Report and wish to receive only a single copy of each, you may write or call us at the same address and telephone number.

MISCELLANEOUS

Our Board is not aware of any other matters which may be presented to our stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named on the proxy card to vote such proxies in accordance with their best judgment on such matters.

We will bear the cost of soliciting proxies. Directors, officers and employees of Nash Finch may, without additional compensation beyond their regular compensation, solicit proxies by mail, telephone, facsimile or other electronic transmission, or personal interview. Nash Finch may reimburse brokerage firms and others for their expense in forwarding proxy materials to the beneficial owners of our common stock.

By Order of the Board of Directors

John A. Haveman
Assistant Secretary

March 23, 2006
Minneapolis, Minnesota

Appendix I

NASH FINCH COMPANY
AUDIT COMMITTEE CHARTER
November 8, 2005

Purpose

The Audit Committee assists the Board of Directors in overseeing:

•	management’s processes for ensuring the quality and integrity of the Company’s financial statements;

•	the Company’s accounting and financial reporting processes and audits of its financial statements;

•	the independent auditor’s qualifications, independence and performance;

•	the performance of the Company’s internal audit function;

•	management’s processes for ensuring compliance by the Company with legal and regulatory requirements; and

•	the Company’s system of disclosure, accounting and financial controls and legal and ethical compliance programs.”

Committee Membership

The Audit Committee shall consist of three or more directors, each of whom is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Each member of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market (as may be modified or supplemented), federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). At least one member of the Audit Committee shall be a “financial expert” as defined by the SEC.

Committee Authority

The Audit Committee shall have the sole authority to appoint and retain or replace the independent auditor, to determine the independent auditor’s compensation and terms of engagement, and to oversee the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and to any advisors employed by the Audit Committee. The Audit Committee is empowered to investigate any matter brought to its attention.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, except for non-audit services that qualify for any de minimis exception under federal securities laws. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, so long as decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

Committee Meetings and Communications

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. A majority of the members shall constitute a quorum. The chairperson of the Audit Committee shall be appointed by the Board. The Audit Committee is to maintain free and open communications with the independent auditor, financial and senior management and the internal audit function. This communication shall include separate executive sessions, at least annually, with each of these parties. The Audit Committee shall make regular reports to the full Board, and shall provide the required report in the Company’s annual proxy statement.

Committee Responsibilities

To fulfill its oversight role, the Audit Committee will:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to their release and prior to the filing of the Company’s periodic report with the SEC for the period most recently ended.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. At least annually, review with management, the General Counsel and the director of internal audit the effectiveness of the Company’s disclosure controls and procedures.

5. Review and approve the internal control report of management and the related attestation report prepared by the independent auditor when such reports are required by applicable SEC rules to be included in each Form 10-K filed by the Company.

6. Review and discuss reports received at least annually from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7. Discuss generally with management the types of information and types of presentations to be made in the Company’s earnings releases, and provided to analysts and rating agencies.

8. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, changes in generally accepted accounting principles, and off-balance sheet structures on the Company’s financial statements.

9. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10. Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Oversight of the Company’s Relationship with the Independent Auditor

11. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

12. Establish procedures for resolving disagreements between management and the independent auditor.

13. Review and evaluate the lead partner of the independent auditor team.

14. Obtain and review a written report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. Evaluate and discuss with the independent auditor its qualifications, performance and independence, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15. Ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

16. Establish policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17. Require the independent auditor to review and discuss with the Audit Committee issues on which the Company’s audit team consulted with the national office of the independent auditor.

18. Meet with the independent auditor in a timely manner to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

19. Review and approve the appointment and retention or replacement of the senior internal auditing executive, and recommend to the Compensation Committee of the Board the compensation of such executive.

20. Review the significant reports to management prepared by the internal auditing department and management’s responses.

21. Annually discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Oversight Over Compliance and Controls

22. Review periodically with management, internal audit and the independent auditor the adequacy of the Company’s internal controls and any significant findings or recommendations with regard thereto. Review quarterly the disclosures made by the Company’s CEO and CFO during their certification process for the Company’s periodic reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

23. Obtain from the independent auditor assurance that it has not detected or become aware of any illegal acts involving the Company.

24. Periodically review the code(s) of conduct applicable to Company directors, officers and employees, and review any reports from management, the General Counsel, internal audit and the independent auditor regarding compliance by the Company and its affiliates with applicable legal requirements and such codes.

25. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

26. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

27. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

28. Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers and directors, or transactions that are not a normal part of the Company’s business.

Other Matters

29. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

30. Annually review the performance of the Audit Committee.

Limitation of Audit Committee’s Role

The Audit Committee relies on the expertise and knowledge of management, the internal auditors, the independent auditor and legal counsel in carrying out its oversight responsibilities. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of the independent auditor and management. Management is also responsible for establishing and maintaining an appropriate system of (i) internal controls and procedures for financial reporting, and (ii) disclosure controls and procedures, in accordance with applicable law.

NASH-FINCH COMPANY
ANNUAL MEETING OF STOCKHOLDERS
TUESDAY, MAY 16, 2006
10:00 am (CDT)
Nash Finch Headquarters
7600 France Avenue South
Minneapolis, Minnesota 55435

NASH-FINCH COMPANY	proxy

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2006.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” each nominee named in Item 1.
By signing this proxy, you revoke all prior proxies and appoint Allister P. Graham, LeAnne M. Stewart and John A. Haveman, and each of them, with full power of substitution, to vote all shares of the common stock of Nash-Finch Company held by you on March 17, 2006, on the matter shown on the reverse side and any other matters which may come before the Annual Meeting to be held on May 16, 2006, and any adjournment thereof.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 noon (CDT) on May 15, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/nafc/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CDT) on May 15, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
•	Mark your voting choices on the proxy card, sign it and date it.
•	Return the proxy card in the postage-paid envelope we’ve provided or return it to Nash Finch Company, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò     Please detach here     ò

The Board of Directors Recommends a Vote FOR each nominee named in Item 1.

1.	Election of directors:	Class B Directors:	☐	Vote FOR all	☐	Vote WITHHELD
		01 Robert L. Bagby		nominees (except		from all nominees
		02 Jerry L. Ford		as marked)

(INSTRUCTIONS: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE NAMED IN ITEM 1.

Address Change? Mark box ☐ Indicate changes below.	Date

Signature(s) in Box
Please sign exactly as your name appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the entity and the title of the authorized officer signing the Proxy.